                               EXHIBIT 4.12

                DAKOTA COOPERATIVE TELECOMMUNICATIONS, INC.

               NON-QUALIFIED STOCK OPTION PLAN AND AGREEMENT

                      FOR PURCHASE OF PREFERRED STOCK


      OPTION NO.         OPTION HOLDER           NUMBER OF SHARES
      ---------          -------------           ----------------
          1              Thomas W. Hertz               767

          2              Craig A. Anderson             767

































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Recipient: ______________                            Number of Shares: ____
Effective Date:   January ___, 1997            Option Exercise Price: $____
                                                             OPTION NO.____


                DAKOTA COOPERATIVE TELECOMMUNICATIONS, INC.

               NON-QUALIFIED STOCK OPTION PLAN AND AGREEMENT

                      FOR PURCHASE OF PREFERRED STOCK

          This Non-Qualified Stock Option Plan and Agreement ("Agreement") is made as of ___________________, 1997, between, DAKOTA COOPERATIVE TELECOMMUNICATIONS, INC., a South Dakota cooperative corporation
("Dakota"), and _______________ ("Optionee").    This Agreement is
implemented to provide Optionee with an incentive to contribute to the long-term growth and success of Dakota through stock ownership and to carry out the agreement and understanding between the parties in connection with the appointment of Optionee as an officer of Dakota.


     1. GRANT OF OPTION. Dakota hereby grants to Optionee a right to purchase ("Option") ______ shares of Dakota Preferred Stock according to the terms of this Agreement. "Dakota Preferred Stock" means the Non-Voting, Non-Cumulative Preferred Stock of Dakota. This Option is not an incentive stock option as described in section 422 of the Internal Revenue Code.

     2. VESTING DATES. This option shall vest and become exercisable as follows, unless terminated or accelerated under the terms of this agreement: 20% shall be exercisable on the earlier of (a) 90 days from the date the Dakota Preferred Stock is converted into common stock as contemplated in Section 8 below or (b) January 1, 1998, and an additional 20% shall be exercisable on each anniversary date of this Agreement if Optionee is then employed by Dakota until the total number of shares covered by this agreement become exercisable.

     3. PURCHASE PRICE. The purchase price of the shares of the Preferred Stock covered by the Option shall be the option exercise price set forth above. Upon exercise, the option price shall be paid to Dakota in full, either in cash, by check, by delivering the number of Dakota shares having a fair market value equal to the cash amount for which they are substituted, or by any combination of the foregoing. The fair market value of a Dakota share for this purpose shall be determined by the Board of Directors consistent with then current market conditions.

     4. TERM OF EXERCISABILITY OF OPTION. This Option shall be exercisable, subject to the vesting schedule above, in whole or in part, for a period of ten (10) years from the date of this Agreement, unless earlier terminated according to its terms.


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     5.   EXERCISE.   Optionee will exercise this Option by giving Dakota a
written notice of the exercise of the Option. The notice shall be effective when received by the Secretary or Treasurer at Dakota's main office, accompanied by full payment of the Option price as provided in
Section 3 above. Dakota will deliver to Optionee a certificate or certificates for such shares of stock; PROVIDED, HOWEVER, that the time of delivery may be postponed for such period as may be required for Dakota with reasonable diligence to comply with any registration requirements under the Securities Act of 1933, the Securities Exchange Act of 1934 and any requirements under any other law or regulation applicable to the issuance, listing or transfer of such shares. If Optionee fails to exercise the Options within the term or fails to accept delivery of and pay for all or any part of the number of shares specified in the notice upon tender or delivery of the shares, Optionee's right to exercise the Option with respect to such undelivered shares shall terminate.

     6. TRANSFERABILITY. This Option may not be registered under applicable federal or state securities laws. This Option shall not be sold, transferred or otherwise disposed of voluntarily or by operation of law except by will or according to the laws of descent and distribution or with the prior written consent of Dakota which may be withheld in its sole discretion. If any assignment, pledge or transfer of this Option, other than as provided in this Section 5, shall be made or attempted, or if any attachment, execution, garnishment or lien shall be issued against or placed upon the same, this Option shall be void and of no further effect. Dakota may, in the event it deems the same desirable to assure compliance with applicable federal and state securities laws, place an appropriate restrictive legend upon any certificate representing shares issued pursuant to the exercise of this Option, and may also issue appropriate stop transfer instructions to its transfer agent with respect to such shares.

     7. TERMINATION OF EMPLOYMENT STATUS. If Optionee ceases to be an employee of Dakota or a subsidiary, and if his employment is terminated because of retirement, disability, death or termination by Dakota without cause, Optionee may exercise the Option to the extent it was exercisable on the date of termination of employment for a period of 90 days from such date except in the case of death the exercise period shall be one year. Termination of employment for cause, or by the Optionee for any reason other than retirement, disability or death, shall result in cancellation of the Option as of the date of such termination. In the event of the death of Optionee while employed, his legal representative or beneficiary may exercise the Option for a period of one year from the date of death to the extent which the Optionee was entitled to exercise the Option at the date of death.

     8. CORPORATE CHANGES. If Dakota is acquired by or merged with another corporation in such a way that Dakota is neither the surviving nor the parent company or if substantially all of Dakota's assets are sold,


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then all Options shall be deemed to vest.  Notwithstanding the foregoing, the conversion from a cooperative corporation to a business corporation or the reincorporation of that business corporation into a different state shall not be deemed an acquisition or merger in which Dakota is not the
surviving corporation.    Upon the occurance of certain events specified in
Section 9 of those certain Agreements dated as of November 27, 1996, by and among Dakota and the former shareholders of TCIC Communications, Inc. and I-Way Partners, Inc., the Dakota Preferred Stock underlying this Option will automatically be converted into shares of common stock in a manner consistent with such Agreements. Upon the conversion of Dakota Preferred Stock into common stock, this Option shall be exercisable for the number of shares of common stock into which Dakota Preferred Stock subject to this
Option would have been convertible.   In the event of any stock dividend,
recapitalization, merger, consolidated, split-up, conversion, combination or exchange of shares of Dakota, the number and class of shares covered by this Option, and the exercise price, are subject to appropriate adjustment as determined by the Board of Directors of Dakota.

     9. SHAREHOLDER RIGHTS. Optionee shall have no rights as a shareholder with respect to any shares covered by this Option until exercise of the Option and payment for such shares.

     10. CERTIFICATIONS. Optionee hereby represents and Options that Optionee is acquiring the Option granted under this Agreement for Optionee' own account and investment and without any intent to resell or distribute the shares upon exercise of the Option. Optionee shall not resell or distribute the shares received upon exercise of the Option except in compliance with such conditions as Dakota may reasonably specify to ensure compliance with federal and state securities laws.

     11. BINDING. This Agreement is binding upon the parties and their respective heirs, successors, and assigns.

     12. AMENDMENT. This Agreement shall not be modified except in a writing executed by the parties.

                              DAKOTA COOPERATIVE TELECOMMUNICATIONS,
                              INC.

                              By __________________________________________

                                 Its ______________________________________


                              Optionee:


                              _____________________________________________


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